Exhibit 4.11

Execution Version

SIXTH AMENDMENT TO CREDIT AGREEMENT
(Incremental Loan Assumption Agreement)

This SIXTH AMENDMENT, dated as of October 15, 2018 (this “Amendment”), is made by and among CSC Holdings, LLC (as successor by merger to Neptune Finco Corp.) as borrower (the “Borrower”), each of the other Loan Parties signatory hereto, Goldman Sachs Bank USA, as additional lender (together with any other financial institution that signs this Amendment as an additional lender, the “Additional Lenders” and each, an “Additional Lender”), the other several banks and financial institution parties hereto as Lenders and JPMorgan Chase Bank, N.A. (“JPM”), as administrative agent (the “Administrative Agent”) for the Lenders. Except as otherwise provided herein, all capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined herein).

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of October 9, 2015, as amended by the First Amendment, dated as of June 20, 2016, the Incremental Loan Assumption Agreement, dated as of June 21, 2016, the Incremental Loan Assumption Agreement, dated as of July 21, 2016, the Second Amendment to Credit Agreement, dated as of September 9, 2016, the Third Amendment to Credit Agreement, dated as of December 9, 2016, the Fourth Amendment to Credit Agreement (Incremental Loan Assumption and Refinancing Amendment), dated as of March 15, 2017 and the Fifth Amendment to Credit Agreement (Incremental Loan Assumption Agreement) (the “Fifth Amendment”), dated as of January 12, 2018 (the “Existing Credit Agreement” and the Existing Credit Agreement as may be further amended, restated, modified or supplemented from time to time, including pursuant to this Amendment, the “Credit Agreement”), by and among the Borrower, the Lenders party thereto from time to time, the Administrative Agent, the Security Agent and the other parties thereto from time to time;

WHEREAS, pursuant to Section 2.22 of the Credit Agreement, the Borrower may establish Incremental Term Loan Commitments with banks, financial institutions and other institutional lenders who will become Incremental Term Lenders (which, for the avoidance of doubt, may be existing or additional Lenders);

WHEREAS, the Borrower and each Additional Lender providing October 2018 Incremental Term Loan Commitments (as defined below) (the “October 2018 Incremental Term Lenders”) desire to establish incremental term loan facilities in an aggregate principal amount of $1,275,000,000 in accordance with Section 2.22 of the Credit Agreement;

WHEREAS, the Borrower desires to refinance 100% of the outstanding principal amount of the “Term Loans” (the “Suddenlink Term Loans”) as defined in that certain credit agreement, dated as of June 12, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified, the “Suddenlink Credit Agreement”), by and among Altice US Finance I Corporation, as borrower (the “Suddenlink Borrower”), the lenders from time to time party thereto (the “Suddenlink Lenders”), JPM, in its capacity as administrative agent for the Suddenlink Lenders, and JPM, in its capacity as security agent for the Suddenlink Lenders ;

WHEREAS, Goldman Sachs Bank USA and Credit Suisse Loan Funding LLC are joint lead arrangers, global coordinators and bookrunners (collectively, the “Lead Arrangers”) in respect of this Amendment and the incremental credit facilities created hereunder; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, each October 2018 Incremental Term Lender party hereto shall become a Lender pursuant to this Amendment;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.                                      Establishment of the October 2018 Incremental Term Loan Commitments.

(a)              Subject to the satisfaction of the conditions precedent set forth in Section 2 hereof and effective as of the date on which such conditions precedent are satisfied (the “Effective Date”), and in accordance with the provisions of the Credit Agreement, including Section 2.22 of the Credit Agreement:

(i)                                there is hereby established under the Credit Agreement a new Class of Incremental Term Loan Commitments;

(ii)                             such Incremental Term Loan Commitments shall be referred to as the “October 2018 Incremental Term Loan Commitments”, and the Loans made pursuant to the October 2018 Incremental Term Loan Commitments shall be referred to as the “October 2018 Incremental Term Loans”;

(iii)                          the aggregate principal amount of the October 2018 Incremental Term Loan Commitments is $1,275,000,000; and

(iv)                         such October 2018 Incremental Term Loan Commitments and October 2018 Incremental Term Loans shall have the terms and provisions set forth in Section 1 of this Amendment.

(b)              As of the Effective Date, each of the October 2018 Incremental Term Lenders hereby agrees to provide its Incremental Term Loan Commitment as set forth on Schedule 1 hereto pursuant to and in accordance with Section 2.22 of the Credit Agreement. The October 2018 Incremental Term Loan Commitments provided pursuant to this Amendment and the October 2018 Incremental Term Loans shall in each case be subject to all of the terms and conditions in the Credit Agreement and this Amendment, and shall be entitled to all the benefits afforded by the Credit Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Facility Guaranty, liens and security interests created by the Security Documents.

(c)               The proceeds (or deemed proceeds) of the October 2018 Incremental Term Loans will be used by the Borrower on the Incremental Draw Date (as defined below) to refinance in full the Suddenlink Term Loans and to pay fees, accrued and unpaid interest and expenses in connection with the Combination (as defined below) and the other transactions contemplated by this Amendment.

(d)              Each October 2018 Incremental Term Lender having an October 2018 Incremental Term Loan Commitment hereby agrees, subject to satisfaction of the conditions precedent set forth in Section 3 of this Amendment, to make October 2018 Incremental Term Loans to the Borrower denominated in Dollars on any Business Day (such date, the “Incremental Draw Date”) after the Effective Date and on or prior to the earlier of (x) July 15, 2019 and (y) the date on which the Borrower notifies the Administrative Agent in writing that it no longer intends to pursue the Combination (such earlier date, the “Termination Date”), in accordance with Section 2.03 of the Credit Agreement in an aggregate principal amount not to exceed its October 2018 Incremental Term Loan Commitment set forth on Schedule 1 hereto (and it being understood there shall be only one Incremental Draw Date).

(e)               [reserved].

(f)                The October 2018 Incremental Term Loan Commitments shall constitute “Commitments”, “Incremental Loan Commitments”, “Incremental Term Loan Commitments” and “Term Commitments”, as the context may require, the October 2018 Incremental Term Loans shall constitute “Loans”, “Term Loans”, “Incremental Loans”, “Incremental Term Loans”, “Other Loans” and “Other Term Loans”; this Amendment shall be an “Incremental Loan Assumption Agreement” and a “Loan Document” as the context may require, each October 2018 Incremental Term Lender having an October 2018 Incremental Term Loan Commitment shall be a “Term Lender”, “Incremental Term Lender” and a “Lender” and each Lead Arranger shall be an “Incremental Arranger”, in each case, for all purposes under the Credit Agreement and the other Loan Documents.

(g)               The October 2018 Incremental Term Loans will mature on January 15, 2026 (the “October 2018 Incremental Term Loan Maturity Date”).

(h)              At the option of the Borrower, the October 2018 Incremental Term Loans (i) may participate on a pro rata basis, less than pro rata basis or greater than pro rata basis in any mandatory prepayment of Term Loans under the Credit Agreement (except that, unless otherwise permitted under the Credit Agreement, the October 2018 Incremental Term Loans may not participate on a greater than pro rata basis as compared to any earlier maturing Class of Term Loans) and (ii) may participate on a pro rata basis, less than pro rata basis or greater than pro rata basis in any voluntary prepayment of Term Loans under the Credit Agreement.

(i)                  The October 2018 Incremental Term Loans may be repaid or prepaid in accordance with the provisions of the Credit Agreement and this Amendment, but once repaid or prepaid may not be re-borrowed.

(j)                 With respect to the October 2018 Incremental Term Loans, (A) the “Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the greater of (1) 0% per annum and (2) the LIBO Rate in effect for such Interest Period; provided, that, anything in Section 2.08 of the Credit Agreement to the contrary notwithstanding, if the LIBO Rate is not available at such time for any reason (including that adequate and reasonable means do not exist for ascertaining the LIBO Rate for any requested Interest Period, including because the applicable screen rate is not available or published on a current basis and such circumstances are unlikely to be temporary), as reasonably determined by the Borrower and the Administrative Agent, then the “LIBO Rate” for such Interest Period shall be (i) a successor or alternative index rate as the Administrative Agent (but not, for the avoidance of doubt, any other Lender) and the Borrower may reasonably determine or (ii) absent such mutual selection by the Borrower and the Administrative Agent, a comparable successor or alternative interbank rate for deposits in dollars that is, at such time, broadly accepted as the prevailing market practice for syndicated leveraged loans of this type in lieu of the “LIBO Rate” as reasonably determined by the Administrative Agent, in each case pursuant to an amendment to this Amendment and, if applicable, the Credit Agreement, in each case among the Borrower and the Administrative Agent (but not, for the avoidance of doubt, any Lender) that will become effective at 5:00 p.m., New York City time, on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to the Lenders in respect of the October 2018 Incremental Term Loans unless, prior to such time, the Required Class Lenders in respect of the October 2018 Incremental Term Loans have delivered to the Administrative Agent written notice that such Lenders do not accept such amendment (which such notice shall note with specificity the particular provisions of the amendment to which such Lender objects); provided that (i) any such successor or alternative rate shall be applied by the Administrative Agent in a manner consistent with market practice and (ii) to the extent such market practice is not administratively feasible for the Administrative Agent, such successor or alternative rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower. provided further that, if no such successor LIBO Rate is able to be reasonably determined in accordance with the foregoing proviso (or pending the resolution of any such determination) and the circumstances described in such proviso continue to exist, then the Administrative Agent will promptly notify the Borrower and the Lenders in respect of the October 2018 Incremental Term Loans that the provisions of Section 2.08 of the Credit Agreement shall control, (B) the Applicable Margin for the October 2018 Incremental Term Loans is (1) with respect to any ABR Loan, 1.25% per annum and (2) with respect to any Eurodollar Loan, 2.25% per annum and (C) the initial Interest Period with respect to the October 2018 Incremental Term Loans shall commence on the Incremental Draw Date and end on a date reasonably satisfactory to the Administrative Agent.

(k)              The Borrower shall pay to the Administrative Agent for the account of the Lenders with respect to the October 2018 Incremental Term Loans, (A) on April 15th, July 15th, October 15th and January 15th of each year (each such date being called a “Repayment Date”), commencing with the first such date occurring after the date that is 3 months after the Incremental Draw Date, and on each such date thereafter through the October 2018 Incremental Term Loan Maturity Date (provided that if such day is not a Business Day, the Repayment Date shall be the next succeeding Business Day), amortization installments equal to 0.25% of the aggregate principal amount of the October 2018 Incremental Term Loans outstanding on the Incremental Draw Date; as adjusted from time to time pursuant to Sections 2.11(b), 2.12, 2.13(f) and 2.22(d) of the Credit Agreement, and which payments shall be further reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.12 of the Credit Agreement and (B) on the October 2018 Incremental Term Loan Maturity Date, the aggregate unpaid principal amount of all October 2018 Incremental Term Loans on such date, together with accrued and unpaid interest on the principal amount to be paid to but excluding such date.

(l)                  The Borrower shall pay to the Lead Arrangers for the ratable account of the Lenders (other than Defaulting Lenders) holding the October 2018 Incremental Term Loans, a ticking fee (the “Ticking Fee”), accruing on the unutilized October 2018 Incremental Term Loan Commitments of the applicable Lenders for each day, from (and including) the Effective Date to (but excluding) the Ticking Fee Payment Date (as defined below) equal to the applicable percentage set forth below of the Applicable Margin in respect of Eurodollar Loans that would otherwise be payable in respect of the October 2018 Incremental Term Loans:

Period	Applicable Percentage

From the Effective Date through the date that is 45 days following the Effective Date	0% per annum of Applicable Margin

From the date that is 46 days following the Effective Date through the date that is 60 days following the Effective Date	50% per annum of Applicable Margin

From the date that is 61 days following the Effective Date and thereafter	100% per annum of Applicable Margin

The Ticking Fee will determined on the basis of a 360-day year and actual elapsed days and will be payable upon the earlier of (x) the Incremental Draw Date and (y) following the Effective Date, the Termination Date (such earlier date, the “Ticking Fee Payment Date”).

(m)          In the event that on or prior to the date that is 6 months after the Incremental Draw Date either (x) the Borrower makes any prepayment of the October 2018 Incremental Term Loans in connection with an Additional Term Loan Repricing Transaction (including by way of a Refinancing Amendment) or (y) effects any amendment of this Amendment or the Credit Agreement resulting in an Additional Term Loan Repricing Transaction, the Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in respect of the October 2018 Incremental Term Loans, in the case of clause (x) 1.00% of the principal amount of the October 2018 Incremental Term Loans so repaid, or in the case of clause (y) a payment equal to 1.00% of the aggregate amount of the October 2018 Incremental Term Loans subject to such Additional Term Loan Repricing Transaction. For purposes of this paragraph, “Additional Term Loan Repricing Transaction” shall mean (a) the prepayment, refinancing, substitution or replacement of all or a portion of the October 2018 Incremental Term Loans with the incurrence by the Borrower or any Subsidiary of any senior secured loan financing, the primary purpose of which (as determined in good faith by the Borrower) is to reduce the All-In Yield of such debt financing relative to the October 2018 Incremental Term Loans so repaid, refinanced, substituted or replaced and (b) any amendment to this Amendment or the Credit Agreement the primary purpose of which (as determined by the Borrower in good faith) is to reduce the All-In Yield applicable to the October 2018 Incremental Term Loans; provided that any refinancing or repricing of October 2018 Incremental Term Loans in connection with (i) any Public Offering, (ii) any acquisition the aggregate consideration with respect to which equals or exceeds $50,000,000 or (iii) a transaction that would result in a Change of Control shall not constitute an Additional Term Loan Repricing Transaction.

(n)              In the event that prior to the date that is twelve months from the Incremental Draw Date, the Borrower seeks Incremental Term Loan Commitments pursuant to Section 2.22 of the Credit Agreement, the All-In Yield applicable to the resulting Incremental Term Loans (the “New Incremental Term Loans”) shall be determined by the Borrower and the applicable Incremental Lenders and shall be set forth in each applicable Incremental Loan Assumption Agreement; provided, however, that the All-In Yield applicable to such New Incremental Term Loans of the same currency as the October 2018 Incremental Term Loans (other than New Incremental Term Loans (w) Incurred pursuant to Section 4.04(b)(1)(ii) of Annex I of the Credit Agreement, (x) established pursuant to the second proviso to Section 4.04(b)(1) of Annex I of the Credit Agreement, (y) having a maturity date that is more than two years after the October 2018 Incremental Term Loan Maturity Date or (z) Incurred in connection with an acquisition) shall not be greater than the applicable All-In Yield payable pursuant to the terms of the Loan Documents as amended through the date of such calculation with respect to the October 2018 Incremental Term Loans plus 50 basis points per annum unless the interest rate (together with, as provided in the proviso below, any Adjusted LIBO Rate floor or Alternate Base Rate floor) with respect to the October 2018 Incremental Term Loans is increased so as to cause the then applicable All-In Yield under the Loan Documents on the October 2018 Incremental Term Loans to equal the All-In Yield then applicable to the New Incremental Term Loans minus 50 basis points; provided that any increase in All-In Yield to the October 2018 Incremental Term Loans due to the application or imposition of an Adjusted LIBO Rate floor or an Alternate Base Rate floor on any New Incremental Term Loan shall be effected, at the Borrower’s option, (x) through an increase in (or implementation of, as applicable) any Adjusted LIBO Rate floor or Alternate Base Rate floor, as applicable, with respect to the October 2018 Incremental Term Loans (for the avoidance of doubt, not to exceed the applicable Adjusted LIBO Rate Floor or Alternate Base Rate floor, as applicable, of the applicable New Incremental Term Loans), (y) through an increase in the Applicable Margin for the October 2018 Incremental Term Loans or (z) any combination of (x) and (y) above.

(o)              The Borrower and the Administrative Agent hereby consent, pursuant to Section 9.04(b) of the Credit Agreement, to the inclusion as a “Lender” of each October 2018 Incremental Term Lender, to the extent such consent would be required pursuant to Section 9.04(b) of the Credit Agreement. For the avoidance of doubt, each Lead Arranger and each October 2018 Incremental Term Lender hereby agrees that the 10 Business Day minimum period in clause (ii) of the third sentence of Section 2.22(a) of the Credit Agreement shall not apply to the October 2018 Incremental Term Loan Commitments and the October 2018 Incremental Term Loans.

(p)              Each October 2018 Incremental Term Lender (i) confirms that it has received a copy of the Credit Agreement and the Intercreditor Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 4.10(a)(1) and (a)(2) of Annex I to the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, Term Lender, Incremental Lender or Incremental Term Lender, as applicable.

(q)              For each October 2018 Incremental Term Lender, delivered herewith to the Administrative Agent or the Borrower, as applicable, are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such October 2018 Incremental Term Lender may be required to deliver to the Administrative Agent or the Borrower, as applicable, pursuant to Section 2.20 of the Credit Agreement.

(r)                 Except as set forth herein, the October 2018 Incremental Term Loans shall have the same terms and conditions as the January 2018 Incremental Term Loans (as defined in the Fifth Amendment).

(s)                The October 2018 Incremental Term Loan Commitments and the October 2018 Incremental Term Loans shall constitute a separate Class of Commitments and Loans, as applicable, under the Credit Agreement.

(t)                 Notwithstanding anything to the contrary contained in this Amendment or the Credit Agreement, except for assignments among the October 2018 Incremental Term Lenders and their respective Affiliates, no assignment of any October 2018 Incremental Term Loan Commitments (or related Loans) shall be effective prior to the Incremental Draw Date.

2.                                      Effectiveness. The effectiveness of this Amendment is subject to the satisfaction of the following conditions:

(a)                                 this Amendment shall have been duly executed by the Borrower, the Administrative Agent and the October 2018 Incremental Term Lenders;

(b)              immediately before and after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing;

(c)               the representations and warranties set forth in Article III of the Credit Agreement and in each other Loan Document shall be true and correct in all material respects (or in all respects to the extent qualified by materiality or Material Adverse Effect) on and as of the Effective Date (and, for the avoidance of doubt, including in respect of each Sixth Amendment Loan Documents (as defined below)) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case, such representations and warranties shall be true and correct in all material respects (or in all respects to the extent qualified by materiality or Material Adverse Effect) on and as of such earlier date; and

(d)              the Administrative Agent shall have received:

(i)                                     a legal opinion of Ropes & Gray International LLP, New York Counsel for the Borrower, in form reasonably acceptable to the Administrative Agent (i) dated the Effective Date, (ii) addressed to the Administrative Agent, the Lead Arrangers and the October 2018 Incremental Term Lenders and (iii) covering such other matters relating to the Loan Documents as the Administrative Agent or the Lead Arrangers shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinions;

(ii)                                  a copy of a resolution of the board of directors or, if applicable, a committee of the board, or the sole member, managing member, general or limited partner, of each Loan Party (A) approving the terms of, and the transactions contemplated by, this Amendment and each other document executed or delivered by such Loan Party in order to give effect to the transactions contemplated hereunder (such documents, collectively, the “Sixth Amendment Loan Documents”) and resolving that it execute, deliver and perform its obligations under the Sixth Amendment Loan Documents to which it is a party; (B) authorizing a specified person or persons to execute the Sixth Amendment Loan Documents to which it is a party; and (C) authorizing a specified person or persons, on its behalf, to sign and/or deliver all documents and notices to be signed and/or delivered by it under or in connection with the Sixth Amendment Loan Documents to which it is a party;

(iii)                               a specimen of the signature of each person authorized by the resolution set forth above in relation to the Sixth Amendment Loan Documents;

(iv)                              a secretary’s certificate of each Loan Party in a form reasonably satisfactory to the Administrative Agent;

(v)                                 a certificate dated the Effective Date executed by a Responsible Officer of the Borrower certifying that no Default or Event of Default shall have occurred and be continuing; and

(vi)                              to the extent not already in possession of the October 2018 Incremental Term Lenders, at least three Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that has been reasonably requested by any October 2018 Incremental Term Lender at least five days prior to date hereof.

3.                                      Conditions to Funding. The obligations of each October 2018 Incremental Term Lender to make an October 2018 Incremental Term Loan on the Incremental Draw Date, are subject to the satisfaction or waiver of the following conditions:

(i)                                     the Effective Date shall have occurred;

(ii)                                  the Combination shall have been consummated substantially concurrently with, or prior to, the funding of the October 2018 Incremental Term Loans;

(iii)                               on the Incremental Draw Date, immediately before and after giving effect to the borrowing of the October 2018 Incremental Term Loans, no Event of Default specified in Section 7.01(a) or (g) of the Credit Agreement shall have occurred and be continuing;

(iii)                               the Administrative Agent shall have received a notice of such borrowing as required by Section 2.03 of the Credit Agreement, provided that the effectiveness of such notice shall not be subject to any additional conditions precedent that are not specified in this Section 3 of this Amendment; and

(iv)                              the Incremental Draw Date shall have occurred on or prior to the Termination Date.

“Combination” means (x) the merger of Cequel Communications, LLC (“Cequel”) into the Borrower, with the Borrower as the surviving entity or (y) the acquisition, directly or indirectly, of all or substantially all of the assets of Cequel by the Borrower, through one or more corporate transactions (whether by way of mergers, asset sales or other transactions), resulting in all or substantially all of the operating subsidiaries of Cequel becoming Subsidiaries of the Borrower and (y) the merger of Cequel Communications Holdings I, LLC) into Cablevision Systems Corporation (“Cablevision”), with Cablevision as the surviving entity.

4.                                      Prepayment. The Borrower hereby agrees that it shall (or shall cause the Suddenlink Borrower to), together with any prepayment of the Suddenlink Term Loans pursuant to this Amendment, pay to the Suddenlink Lenders on the Incremental Draw Date accrued and unpaid interest to the Incremental Draw Date on the amount of Suddenlink Term Loans prepaid pursuant to this Amendment.

5.                                      Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. Notices and other communications to each October 2018 Incremental Term Lender shall be delivered to the address, facsimile number, electronic mail address or telephone number as set forth below such October 2018 Incremental Term Lender’s name on the signature pages hereto or at such other address as may be designated by such October 2018 Incremental Term Lender in a written notice from time to time to the Borrower and the Administrative Agent.

6.                                      Entire Agreement. As of the date hereof, this Amendment, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof and thereof.

7.                                      Applicable Law. THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE) BASED UPON OR ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.                                      Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.                                      Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Amendment.

10.                               Miscellaneous. Except as amended or consented to hereby, the Credit Agreement and other Loan Documents remain unmodified and in full force and effect. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents. Each reference in the Credit Agreement to “this

Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference to the “Credit Agreement”, “thereunder”, “thereof”, “therein” or words of like import referring to the Credit Agreement in any other Loan Document shall mean and be a reference to the Credit Agreement as amended hereby. This Amendment shall constitute a Loan Document under the Credit Agreement and the other Loan Documents and, together with the other Loan Documents, constitute the entire agreement among the parties pertaining to the modification of the Loan Documents as herein provided and supersede any and all prior or contemporaneous agreements, promises and amendments relating to the subject matter hereof. Except as expressly set forth herein, the Lead Arrangers shall have no obligations, duties or responsibilities hereunder in their respective capacities as such.

11.                          Reaffirmation. Subject to any limitation set forth in any Loan Document, each Loan Party hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party, (ii) ratifies and reaffirms each grant of a lien on, or security interest in, its property made pursuant to the Loan Documents (including, without limitation, the grant of security made by such Loan Party pursuant to the Security Documents) and confirms that such liens and security interests continue to secure the Obligations under the Loan Documents as amended and/or supplemented hereby (including, without limitation, all Obligations resulting from or incurred pursuant to the October 2018 Incremental Term Loan Commitments and the October 2018 Incremental Term Loans) and (iii) in the case of each Guarantor, ratifies and reaffirms its guaranty of the Obligations as amended hereby (including, without limitation, all Obligations resulting from or incurred pursuant to the October 2018 Incremental Term Loan Commitments and the October 2018 Incremental Term Loans pursuant to the Facility Guaranty).

12.                          Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)              the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising under any Loan Document which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)              the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Amendment or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

For the purposes of this Section 12 of this Amendment:

(a)              “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

(b)              “Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

(c)               “EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

(d)              “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

(e)               “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

(f)                “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

(g)               “Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

13.                               Lead Arrangers. Each of the Lead Arrangers are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to any Loan Document other than the role of Incremental Arranger. Each of the Lead Arrangers, in its capacity as Incremental Arranger confirms that the terms of this Amendment are reasonably satisfactory to it. Without limitation of the foregoing, the Lead Arrangers in their respective capacities as such shall not, by reason of this Amendment or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person. Section 9.05 (Expenses; Indemnity) of the Credit Agreement shall apply, mutatis mutandis, with respect to the Lead Arrangers (and each Related Party thereof) as if Lead Arrangers were Joint Lead Arrangers for purposes of such Section 9.05.

[Signature Pages to Follow]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Amendment as of the date first mentioned above.

CSC HOLDINGS, LLC as borrower

By:	/s/ Charles Stewart
Name:	Charles Stewart
Title:	Vice President, Treasurer and Chief Financial Officer

(Signature Page to Sixth Amendment to Credit Agreement)

A-R CABLE SERVICES — NY, INC.
CABLEVISION LIGHTPATH CT LLC
CABLEVISION LIGHTPATH NJ LLC
CABLEVISION LIGHTPATH, INC.
CABLEVISION OF BROOKHAVEN, INC.
CABLEVISION OF LITCHFIELD, INC.
CABLEVISION OF OSSINING LIMITED PARTNERSHIP
CABLEVISION OF SOUTHERN WESTCHESTER, INC.
CABLEVISION OF WAPPINGERS FALLS, INC.
CABLEVISION SYSTEMS BROOKLINE CORPORATION
CABLEVISION SYSTEMS NEW YORK CITY CORPORATION
CSC ACQUISITION — MA, INC.
CSC ACQUISITION CORPORATION
CSC OPTIMUM HOLDINGS, LLC
CSC TECHNOLOGY, LLC
LIGHTPATH VOIP, LLC
NY OV LLC
OV LLC
PETRA CABLEVISION CORP.
TELERAMA, INC.

By:	/s/ Charles Stewart
Name:	Charles Stewart
Title:	Vice President, Treasurer and Chief Financial Officer

(Signature Page to Sixth Amendment to Credit Agreement)

CABLEVISION SYSTEMS BROOKLINE CORPORATION

Managing General Partner of
CABLEVISION OF OSSINING LIMITED PARTNERSHIP

By:	/s/ Charles Stewart
Name:	Charles Stewart
Title:	Vice President, Treasurer and Chief Financial Officer

(Signature Page to Sixth Amendment to Credit Agreement)

GOLDMAN SACHS BANK USA as Additional Lender

By:	/s/ Robert Ehudin
	Name:	Robert Ehudin
	Title:	Authorized Signatory

By:
Name:
Title:

[Signature Page to Sixth Amendment to Credit Agreement]

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:	/s/ Bruce S. Borden
	Name:	Bruce S. Borden
	Title:	Executive Director

[Signature Page to Sixth Amendment to Credit Agreement]

Schedule 1

Additional Lender	October 2018 Incremental Term Loan Commitment (aggregate)
Goldman Sachs Bank USA	$1,275,000,000